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                                                                    EXHIBIT 10.3

                             EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") dated as of October 1, 1998, ("Effective Date"), is made and entered into by and between Axxess, Inc., a Nevada corporation (the "Company"), and Jeffrey Abbott a Florida resident (hereinafter "Employee").

                             W I T N E S S E T H :

        WHEREAS, the Board of Directors of the Company (the "Board") recognized that Employee's contribution to the growth and success of the Company will be substantial, and the Board has determined that this Agreement will reinforce and encourage Employee's attention and dedication to the Company and is in the best interests of the Company, and

        NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements of the parties herein contained and other good and valuable consideration, the receipt and sufficiency all of which are forever acknowledged and confessed, the parties hereby agree as follows:

        1.   Agreement for Employment.

        1.1 Employment. The Company (including its successors, present and future subsidiaries, affiliates or divisions of the Company or any one or more other entities to which the business or functions of the Company may be transferred) hereby engages and employes and agrees to continue to employ Employee, and Employee accepts such engagement and employment as General Employee (hereinafter "Employee") of the Company and agrees to serve the Company on the terms herein specified.

        1.2 Employee's Service. Employee agrees to act as Employee of the Company for so long as he holds such office of the Company. Employee shall be located in Altamonte Springs, Florida during the term of this Agreement.

        1.3 Office of Chief Information Officer. Employee acknowledges that the office of Chief Information Officer is an office to which he must be appointed by the Board and that the Board has appointed Employee to serve for a period equal to the Term. Employee may not be removed from such office except in strict accordance with the procedures set forth in this Agreement. The removal of Employee or expiration of Employee's appointment shall not affect this Agreement except as specified below. Company represents and warrants to Employee that Company's Articles of Incorporation and ByLaws do not prohibit such appointment and the employment contemplated hereunder.


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2. Scope of Duties.

        2.1 Scope of Duties. The Chief Information Officer manages and directs Information Technology personnel and project efforts. Also responsible for providing input to the company president on issues including Technology Trends, Software Development, Communications, and Computer Systems.

        2.2 Required Efforts. Employee shall devote sufficient working time and effort to the business and affairs of the Company as may be required to accomplish the tasks assigned to him under this Agreement, except in cases of Disability or Incapacity, as hereinafter defined. This Agreement shall not be construed to prevent Employee from investing his personal assets in businesses which do not directly compete with Company's finance related Internet sites.

3. Term.

        3.1 Term. This Agreement shall commence on the Effective Date and continue thereafter, unless terminated as hereinafter provided, for 3 years from the Effective Date (the "Initial Term") and for successive one (1) year periods ("Renewal Terms"). The word "Term" shall mean the Initial Term as well as any and all Renewal Terms.

        3.2 Renewal. This Agreement shall be automatically extended without the action of any party at the end of the Initial Term and each Renewal Term unless either the Company or Employee delivers to the other written notice that Employee's employment hereunder will not be extended. Such notice must be delivered by the Company at least ninety (90) days prior to the expiration of the Term, and said notice must be delivered by the Employee at least thirty (30) days prior to the expiration of the term, whether the Initial Term or a Renewal Term, for which it is to be effective. Compensation for each Renewal term shall include the same percentage increase in base salary that was received during the year prior to renewal.

4. Compensation.

        4.1 Base Salary. (a) The Company agrees to compensate and pay Employee a base salary at the rate of $80,000 for the first year. The Employee's salary will be reviewed by the Company at the end of six months, at which time an appropriate increase will be discussed and agreed upon, in accordance with the Employee's performance, at any time and the Company's growth and progress as of that date. Salary may be further increased in accordance with the good faith business practices of the Company and customary business practices, at the discretion of the Board of Directors.

        4.2 Options. An option is hereby granted to purchase 10,000 shares of the Company's stock at the October 1, 1998 closing price of 3.375 per share, which option shall vest on September 30, 1999. Options are likewise granted to purchase 10,000 shares

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of the Company's stock at the closing price of October 1, 1999 and 10,000 shares at the closing price of October 1, 2000, which options shall vest on September 30, 2000 and september 30, 2001, respectively. The aforementioned options are separate and apart from the rights Employee shall have to participate in the Company's Employee Stock Option Plan, on the same terms and conditions applicable to officers of the Company.

        4.3 Bonuses. The Board of Directors shall authorize a cash bonus consistent with customary business practices, and in accordance with the Company's growth and progress in achieving its goals, which Employee and Company understand is partially dependant upon the obtaining of financing and related factors. Employee's performance and the Company's progress shall be reviewed on April 1st, 1999, and periodically thereafter, and a bonus or bonuses shall be paid accordingly. Bonuses and other compensation may from time to time be granted by the Board of Directors, in any event in accordance with what is considered to be appropriate and consistent with industry practice.

        4.4 Termination Compensation.

            (a) If Employee's employment is terminated pursuant to Paragraph 7.1
        (a), (b), (c) or (e) of this Amendment, Employee's Base Salary shall be continued for a period equal to eight (8) months, regardless of whether employee is re-employed on a full-time or part-time basis or becomes self employed. The Termination Compensation shall be paid in equal periodic installments on the first and fifteenth days of each month.

            (b) No termination compensation shall be paid to Employee in the event his termination is voluntary, or "For Cause" as defined in paragraph 12 of this Agreement.

        4.5 Withholding. The amounts stated in this Article 4 are stated in gross amounts. The Company is or may be required to withhold from such gross amount deductions for federal, state or local taxes, F.I.C.A. and such other taxes required by appropriate governmental agencies. The amount to be paid Employee shall be net of such amounts withheld.

        4.6 Equity Compensation. In addition to Employee's compensation provided above, the Company may grant to Employee additional equity or options for membership interests of the Company after the date hereof. The value of the additional equity granted to Employee hereunder shall be determined by the Board of Directors. If the Company has more than one form, type, or class of equity securities or convertible instruments, Employee shall have the right to select which form, type, or class of stock and/or convertible instruments he shall receive hereunder. The grant of additional equity or options may be subject to a vesting schedule. Notwithstanding the foregoing, if Employee's employment is terminated for any reason, other than Employee's voluntary resignation, the equity interest hereunder shall vest and be transferred to Employee as of

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the date of Employee's termination of employment. Furthermore, if the Company undergoes a change of control, all of the equity interest hereunder shall vest immediately.

5. Reimbursement for Expenses.

        5.1 Reimbursement. The Company shall reimburse Employee or cause him to be promptly reimbursed for all reasonable and necessary expenses incurred in furtherance of the business and affairs of the Company, including, but not limited to, all travel expenses and living expenses while away from home on business or at the request of the Company or the Board. Likewise, Employee shall be reimbursed for expenses incurred for attendance at technical or business seminars or courses, as well as for all association dues, technical materials, and related items. Seminar and course attendance must be pre-approved by the President or his delegate. Such reimbursement shall be effected as soon as reasonably practicable after such expenditures are made, against presentation of singed, itemized expense reports in accordance with the present travel and business expense reimbursement policies of the Company.

6. Fringe Benefits.

        6.1 Benefits. The Company shall furnish to Employee, at the Company's expense, the following specific benefits in addition to any other benefits provided in the Agreement.

            (a) Company paid medical insurance coverage. The Company shall pay the portion of the insurance policy premium that corresponds to Employee, and Employee shall pay that portion of the premium that corresponds to his dependents. The insurance coverage provided to Employee shall be no less favorable to Employee and his family, than the insurance coverage provided by the Company to any other employee, agent, officer or similar operative of the Company or that which is in effect on the Effective Date; and

        6.2 Other Benefits. The Company plans to maintain employee benefit plans and arrangements. Employee shall be entitled to and may elect to participate in, or receive benefits equivalent to, any plans or arrangements instituted subsequent hereto by the Company for its officers (including without limitation each pension and retirement plan and arrangement, stock option plan, life insurance and health-and-accident plan and arrangement, medical insurance plan, disability plan, survivor income plan, relocation plan and vacation plan). The Company shall not make any changes in such plans or arrangements which would adversely affect Employee's rights or benefits thereunder. Nothing paid to Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the base salary payable to Employee.

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        6.3 Post Termination Benefits. If Employee's employment is terminated for any reason other than Employee's voluntary resignation, the Fringe Benefits provided to Employee under this Article 6 shall be continued for a period equal to eight (8) months. In addition, Employee shall be reimbursed for all reasonable job search and placement costs incurred in securing new employment.

        6.4 Vacations. Employee shall be entitled to fifteen (15) vacation days in each calendar year, and to compensation for earned but unused vacation days, determined in accordance with the Company's vacation plan. Employee shall also be entitled to all paid holidays given by the Company to its executives. The number of vacation and paid holidays and the policies related thereto available to Employee shall be no less favorable to Employee than the vacation and holiday benefits provided to any other employee, agent of similar operative or those in effect on the Effective Date.

        6.5 Service Furnished. The Company shall furnish Employee with office space, word processing and computer assistance and such other facilities and services as shall be suitable to Employee's position and adequate for the performance of his duties as set forth herein.

7. Termination.

        7.1 Events of Termination. This Agreement may only be terminated upon the following circumstances:

            (a) Death. The death of Employee;

            (b) Disability. Employee's Disability and election of the Company to terminate as set forth in Sections 7.2 and 7.3, respectively;

            (c) Term Expiration. The expiration of the Initial Term or any Renewal Term only if the written notice provided for in Section 3.2 has been delivered to Employee after the beginning of the Term that is to be the last Term and ninety (90) days prior to the expiration of the Term for which the notice is to be effective;

            (d) Termination For Cause by the Company. Written notice from the Company delivered to Employee that his employment is terminated For Cause, as that term is defined below; and

            (e) Termination for Good Reason by Employee. Written notice from Employee delivered to the Company that his employment is terminated For Good Reason as that term is defined below.

        7.2 Definition of Disability. "Disability" as applied to Employee shall be deemed to have occurred whenever Employee has suffered physical or mental illness or

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infirmity of such nature, degree or effect as to render Employee substantially unable to perform his duties as delineated in Article 2 hereof for a period of six (6) consecutive months.

        7.3 Termination in the Event of Disability. In the event of Employee's Disability, the Company shall have the right to terminate Employee's employment at any time upon sixty (60) days' advance written Notice of Termination to Employee, provided however, that Employee may contest the determination of Incapacity at any time as, provided in Section 7.4. If Employee contests the determination of Disability, his employment shall not terminate until the expiration of 60 days following a final determination of Disability. If the Company has not elected to terminate Employee's employment after Disability has occurred, the Company may appoint another person to temporarily perform the duties of Employee, but in such case such appointment shall not constitute a termination of Employee's employment nor a breach by the Company of this Agreement.

        7.4 Determination of Disability. Employee's physician, at the Company's request, shall determine, according to the facts then available to him, whether Disability has occurred and is continuing. Such determination shall be made in good faith and not arbitrarily or unreasonably made. The Board may request the opinion of a reputable and qualified physician mutually acceptable to Employee and the Company to examine Employee for the purpose of determining whether Employee is in fact disabled. The fees of such physician, as well as any other expenses related to such physician's examination of Employee, shall be paid by the Company. Employee shall be given written notice of the intent of the Company to make such request and Employee shall be provided with sufficient time to respond thereto. In the event Employee's physician and the mutually agreed upon physician do no concur, Employee shall have the right to request the appointment of a mutually agreeable third physician who shall consult with the other two physicians and make a final binding determination with respect to Employee's Disability.

        7.5 For Cause. Except for Disability or termination upon expiration of the Term, the Company may terminate Employee's employment only "For Cause." For purposes of this Agreement, the Company shall have Cause to terminate Employee's employment only if termination by the Company shall have taken place as a direct result of: (i) Employee's conviction of a crime which constitutes a felony in the jurisdiction involved or (ii) Employee's willful failure or refusal to perform his lawful duties as required by this Agreement following written notice of such failure or refusal, and failure to cure or contest same within sixty
(60) days of Employee's receipt of notice.

        7.6 Termination by Employee. Employee may terminate his employment hereunder for Good Reason.

        For purposes of this Agreement, "Good Reason" shall mean (a) a change in Control of the Company (as defined below), (b) a failure by the Company to comply with any material provision of this Agreement which has not been cured within thirty (30) days after written notice of such noncompliance has been given by Employee to the

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Company, (c) any purported termination of Employee's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph 7.8 hereof (and for purposes of this Agreement no such purported termination shall be effective), (d) any act or pattern of acts of hostility toward Employee or creation of a hostile work environment, or (e) any time when Employee's health is impaired to an extent that makes his continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that Employee shall have furnished the Company with a written statement from a physician to such effect, if requested by the Company.

        7.7 Change of Control. For purposes of this Agreement, a "Change of Control," shall be deemed to have occurred if there is any change in legal or beneficial share ownership from that reflected on the Effective Date in the transfer ledger or other record of share ownership of the Company other than in connection with (i) a public offering; or (ii) any change in Share ownership which effects less than twenty five percent (25%) of the issued and outstanding stock of the Company when aggregated with all prior transfers during the immediately preceding twelve (12) month period.

        7.8 Notice of Termination. Any termination of Employee's employment by the Company or by Employee shall be communicated by written notice of termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provided a basis for termination of Employee's employment under the provision so indicated.

        7.9 Date of Termination. "Date of Termination" shall mean (i) if Employee's employment is terminated by his death, the date of his death, (ii) if Employee's employment is terminated pursuant to paragraph 7.1(b) above, sixty
(60) days after Notice of Termination is given (provided that Employee shall not have returned to the performance of his duties on a full-time basis during such sixty (60) day period), (iii) if Employee's employment is terminated pursuant to paragraph 7.1(c) above, the date specified in the Notice of Termination, and
(iv) if Employee's employment is terminated for any other reason the date on which a Notice of Termination is given.

        7.10 Payment Upon Termination by Company. If Employee's employment shall be terminated pursuant to Sections 7.1(a), (b), (c), (d), or (e) the Company shall pay Employee his base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given. Thereafter, compensation shall be paid as herein provided. If Employee dies, however, Employee's spouse shall receive all compensation, including post termination compensation, due to Employee.

        7.11 Miscellaneous. Employee, however, shall be obligated to mitigate damages by seeking employment elsewhere which is within his field of expertise and requires a similar level of experience.

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    8. Confidential Information.

        8.1 Employee agrees that he will not, either during the term of this Agreement or at any time after the termination thereof, disclose or make accessible to any other person (except pursuant to the valid order of a court or governmental agency), or use for the benefit of himself or any other person, any Confidential Information as hereinafter defined.

        8.2 "Confidential Information" for the purposes of this Employment Agreement means any knowledge of information which is not generally known or available relating to the existing or contemplated products, or services, equipment, processes and methods, technology, research, engineering or developmental work, processes, formulae, inventions, plans, business procedures, sales methods, customer lists, customer usage and requirements, raw materials and the suppliers and costs thereof, and other confidential business information and data relating to the affairs of the Company or of any other subsidiary or division of the Company with which Employee may have an association or relationship. Confidential Information shall not, however, include any information which (a) has become knows in the industry through no wrongful act of Employee; (b) has been rightfully received from a third party without restriction and without breach of this Agreement; (c) has been furnished to a third party by the Company without a similar restriction on the third party's rights; or (d) is in the public domain.

    9. Notices. Any notices and communications required to be given under this Employment Agreement shall be in writing and shall be sent by registered or certified mail, postage prepaid, or delivered by hand to the parties at the addresses set forth below, or at such other addresses as any party may designate to the others by notice hereunder:

    If to the Company: 201 Park Place, Suite 321, Altamonte Springs, 32701

    If to Employee: 302 Dornoch Court, Winter Springs, FL 32708

    10. Review. Each year in September, the Company and Employee agree to meet to review the performance of Employee, Employee's status with the Company and the status of the Company.

    11. Good Faith. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by either party, or either party must or may exercise discretion, the parties agree that such consents or approvals and all actions taken in compliance with or relating to this Agreement shall not be unreasonably withheld or delayed and shall be reasonable exercised in good faith.

    12. Severability. If any provision or term of this Agreement shall be found by any court of competent jurisdiction to be unenforceable, the remaining terms and provisions hereof shall remain in full force and effect, as if such unenforceable provision or term had never been a part hereof.

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        13. Captions. The headings of paragraphs hereof are used for convenience only and shall not affect the meaning or interpretation of the contents hereof.

        14. Successors. This Agreement is personal and may not be assigned by Employee. This Agreement shall inure to the benefit of and be binding upon the Company's successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement and form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain such agreement prior to such succession shall be a breach of this Agreement and shall entitle Employee to compensation in the same amount and on the same terms as if he terminated his employment for Good Reason. The date on which the succession becomes effective shall be deemed the Date of Termination. For purposes of this Agreement "Company" shall mean not only the Company as defined herein, but also any successor to its business or assets or which otherwise becomes bound under this Agreement by operation of law.

        15. Entire Agreement. This Employment Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may not be modified or amended or waived or discharged except in writing signed by all parties.

        16. Governing Law. This Agreement is entered into and shall be construed in accordance with the laws of the State of Florida.

        IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the day and year first above written.

                                        AXXESS, Inc.


                                        /s/ KEVIN A. LICHTMAN
                                        ----------------------------
                                        Kevin A. Lichtman
                                        President


                                        /s/ JEFFREY ABBOTT
                                        ----------------------------
                                        Jeffrey Abbott
                                        Employee

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